Exhibit 3

To the Insurance Commissioner of the State of California:

AMENDMENT and SUPPLEMENT

to the DISCLAIMER (Insurance Code Section 1215.4(l)), filed December 2, 2003 by THIRD AVENUE TRUST, on behalf of the THIRD AVENUE VALUE FUND SERIES of affiliation with

NATIONAL AMERICAN INSURANCE COMPANY OF CALIFORNIA

19100 Susana Road

Rancho Dominguez, California 90221

DANIELSON INSURANCE COMPANY;

19100 Susana Road

Rancho Dominguez, California 90221

DANIELSON NATIONAL INSURANCE COMPANY

19100 Susana Road

Rancho Dominguez, California 90221

Dated as of December     , 2003 at New York, New York.

Reference is made to that certain disclaimer filed pursuant to California Insurance Code Section 1215.4(l) made in connection with the purchase and sale of securities convertible into voting common stock of Danielson Holding Corporation (“DHC”), filed by Third Avenue Trust, On Behalf Of The Third Avenue Value Fund Series (“TAT”) on December 2, 2003 (the “Disclaimer”).  This filing supplements and amends the Disclaimer as provided herein.  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Disclaimer.

1.  The Disclaimer, when filed on December 2, 2003, contained certain references to the contents of the draft Note Purchase Agreement that are no longer accurate in light of the final, executed version of the Note Purchase Agreement agreed upon by the parties.  Accordingly, Paragraph 2(D) of the Disclaimer is deleted in its entirety and replaced with the following:

D.            TAT’s Voluntary Voting Restriction

Under the terms of the Note Purchase Agreement, TAT has agreed, upon the acquisition of common stock resulting in a holding of ten percent (10%) or more of DHC common stock, not to exercise its voting power in DHC stock to direct or cause the direction of the management, policies or operations of DHC’s insurance company subsidiaries, including, without limitation, the California Insurers.  Specifically, pursuant to Section 7.3(e) of the Note Purchase Agreement, TAT agrees not to vote on matters: (i) that directly affect the management, policies and operations of the Company's insurance subsidiaries including the election of directors and appointment of officers of the insurance subsidiaries of DHC, including the California Insurers; (ii) that directly affect the policies and business operations of the insurance subsidiaries, including matters involving the business plans or strategies of the insurance subsidiaries, including the California Insurers, underwriting and claims handling standards and procedures, arrangements with insurance agents and brokers, regulatory compliance filings, or reinsurance arrangements of the insurance subsidiaries, including the California Insurers; and (iii) directly regarding the management or operations of the insurance subsidiaries that insurance regulators in the jurisdictions where TAT has filed a Disclaimer advise would constitute the exercise of control over the management, policies and operations of the insurance subsidiaries under the applicable Insurance Holding Company Act.(1)   TAT has effectively agreed, pursuant to Section 7.3(e) of the Note Purchase Agreement, not to exercise control over the business operations of DHC’s insurance subsidiaries, including the California Insurers.

2.  The last two sentences of Section 4(B) of the Disclaimer are deleted in their entirety and replaced with the following:

DHC has amended its By-Laws to provide that any holder of 20% or more of the voting power of DHC shall have the right to nominate a candidate for election to the DHC Board of Directors.  However, while it is likely that Laminar and SZ will each hold over 20% of the voting power of DHC after the closing of the Transaction, TAT almost certainly will never acquire the voting power necessary to enable it to nominate a director.

3.  Additionally, TAT supplements the Disclaimer with the following documents:

A.  The original executed version of the Disclaimer (attached hereto as Exhibit A).

B.  A copy of the executed Note Purchase Agreement, dated as of December 2, 2003, with attachments (attached hereto as Exhibit B).

C.  DHC’s amended By-Laws providing that any holder of twenty percent (20%) or more of the voting power of DHC shall have the right to nominate a candidate for election the DHC Board of Directors (attached hereto as Exhibit C).

(1)                                  Pursuant to Section 5.2(c) of the Note Purchase Agreement, DHC agrees not to enter into any transaction with a regulated entity that would subject any of the Investor Parties to regulatory approval.  This provision is intended to apply to a new acquisition of a regulated entity that may affect the Investor Parties rather than transactions affecting the California Insurers.

IN WITNESS WHEREOF, the undersigned has hereunto signed its name at the City of New York in the State of New York this 12th day of December, 2003.

THIRD AVENUE TRUST, on behalf of the THIRD AVENUE VALUE FUND SERIES

/s/ David M. Barse
By:	David M. Barse
Title:	Chief Executive Officer
Must be an executive officer.

To the Insurance Commissioner of the State of California:

DISCLAIMER (Insurance Code Section 1215.4(l))

by THIRD AVENUE TRUST, on behalf of the THIRD AVENUE VALUE FUND SERIES
(“TAT”) of affiliation with

NATIONAL AMERICAN INSURANCE COMPANY OF CALIFORNIA

19100 Susana Road

Rancho Dominguez, California 90221

DANIELSON INSURANCE COMPANY;

19100 Susana Road

Rancho Dominguez, California 90221

DANIELSON NATIONAL INSURANCE COMPANY

19100 Susana Road

Rancho Dominguez, California 90221

Dated November    , 2003 at New York, New York

This disclaimer filed pursuant to California Insurance Code Section 1215.4(l) (the “Disclaimer”) is made in connection with the purchase and sale of securities convertible into voting common stock of Danielson Holding Corporation (“DHC”) and related transactions (the “Transaction”).  DHC is a Delaware corporation and the indirect parent of National American Insurance Company of California (“NAICC”); Danielson Insurance Company (“DICO”); and Danielson National Insurance Company (“DNIC”) (collectively, the “California Insurers”), all of Rancho Dominguez, California.

As set forth in greater detail below, pursuant to an agreement (the “Note Purchase Agreement”) (attached hereto in substantially final form as Exhibit A)(1) by and among DHC and several purchasers, including TAT, TAT will acquire notes issued by DHC convertible into voting common stock of DHC (the “Notes”).  It is possible that pursuant to Section 1215(b) of the California Insurance Code,(2) TAT’s acquisition of such notes could trigger the presumption of

(1)                                  Given the complexity of this transaction, some of the transaction documents are still subject to negotiation.  Exhibits that are not in final form will be supplemented with final versions of the applicable documents as soon as final forms are agreed upon by the relevant parties.  This Disclaimer is being filed on the same day, but prior to, the execution of the Note Purchase Agreement described herein.

(2)                                  Section 1215(b) of the California Insurance Code provides that “control” shall be presumed to exist “if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, more than 10 percent of the voting securities of any other person.”  The California Insurance Code does not specifically define the term “voting securities.”  However, Section 1215.2 governing tender offers treats tender offers of securities convertible to voting securities as offers that may trigger the registration requirements of the holding company act, providing as follows:  “No person shall make a tender offer for, or a request or invitation for tenders of, or enter into an agreement to exchange securities for or acquire in the open market, any voting security, or any security convertible into a voting security, of a domestic insurer or of any other person controlling a domestic insurer . . . if, as a result of the consummation thereof, such person would, directly or indirectly, acquire control of such insurer … unless, at the time copies of the offer or purchase or request or invitation are first published or sent or given to security holders or the agreement or transaction is entered into, [approval of the proposed acquisition has been sought from the Calfornia Insurance Commissioner].”  This Disclaimer is therefore filed on the basis of TAT’s acquisition of the Notes.

control over DHC’s wholly owned indirect subsidiaries, the California Insurers, based on TAT’s present holdings and the maximum number of shares that TAT may receive on conversion of the Notes or upon consummation of an anticipated rights offering.  The purpose of this Disclaimer is to disclaim, pursuant to Section 1215.4(l) of the California Insurance Code, affiliation with and control of DHC and the California Insurers by TAT and its direct and indirect affiliates.  TAT does not now, and will not upon the completion of the Transaction, control directly or indirectly within the meaning of Section 1215(b) of the California Insurance Code, DHC or the California Insurers.

Although upon completion of the Transaction TAT may control up to 14.85% of the voting shares of DHC, it is likely that TAT will control less that 10% of the voting shares, and could feasibly end up controlling as little as 6.55%.  Moreover, TAT has agreed to certain restrictions on the exercise of its voting powers.  Pursuant to Section 8.3(e) of the Note Purchase Agreement, and as described in this Disclaimer, TAT will agree not to vote or direct the vote of DHC with respect to issues directly affecting DHC’s insurance company subsidiaries, including the management, policies and operations of DHC’s insurance subsidiaries, including the California Insurers.  TAT’s interest in DHC arises from its economic interests in a business that is wholly unrelated to the insurance business, as discussed in greater detail below.  Upon consummation of the proposed Transaction, TAT would be principally an arm’s length investor in DHC with an economic interest in the Notes and the underlying common stock of DHC into which the Notes would convert.  As set forth herein, pursuant to agreed restrictions to its voting rights in DHC, TAT would not have the power to direct or cause the direction of the management, policies and operations of DHC or the DHC insurance company subsidiaries, including the California Insurers.

1.                                       The Parties

A.                                   TAT

TAT is a business trust organized under the laws of the State of Delaware, and is a registered investment company under the Investment Company Act of 1940.

TAT’s address and principal office is:

Third Avenue Trust, on behalf of the Third Avenue Value Fund Series

622 Third Avenue, 32nd Floor

New York, New York  10017

B.                                     The California Insurers

DICO, DNIC and NAICC are California domestic insurers.  DICO and DNIC are wholly owned subsidiaries of NAICC.  DICO has 3,125 issued and outstanding voting shares of common stock.  NAICC owns 3,125 shares, constituting all of DICO’s issued and outstanding voting common stock.  DNIC has 20,000 issued and outstanding voting shares of common stock.  NAICC owns 20,000 shares, constituting all of DNIC’s voting common stock.

NAICC has 13,000 issued and outstanding shares of voting common stock, all of which are owned by Danielson Indemnity Company (“DIND”).  DIND has 170,000 issued and outstanding voting shares of common stock.  DHC owns 170,000 shares of common stock, constituting all of DIND’s issued and outstanding voting shares of common stock.  DICO, DNIC, NAICC, and DIND are directly or indirectly the wholly owned subsidiaries of DHC.

Through its control of DIND, DHC controls with the power to direct the vote of one hundred percent (100%) of the shares of the California Insurers.  Accordingly, DHC is a controlling person of the California Insurers within the meaning of Section 1215(b) of the California Insurance Code.

DHC is a public company whose current stock ownership is as follows: SZ Investments, L.L.C. (“SZ”) is the beneficial owner of 5,460,612 shares of DHC’s common stock, representing 17.81% of the voting power of DHC.  SZ was permitted to take this position in DHC by approval of the California Insurance Department dated July 19, 1999.  D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) is the beneficial owner of  227,700 shares of DHC’s common stock, representing less than 1% of the voting power of DHC.  The remaining outstanding shares of DHC are publicly held by over 1,300 stockholders, with no stockholders other than the Commissioner of Insurance of the State of California, on behalf of the Mission Insurance Companies’ Trusts, owning more than 5% of the voting power.

TAT is not directly or indirectly controlled by or under common control with NAICC, DNIC, DICO or DHC.  The only relationship between TAT and the California Insurers results from the Transaction described below.

2.                                       The Transaction

A.                                  Background:  The Covanta Acquisition

DHC is negotiating to acquire Covanta Energy Corporation’s (“Covanta”) equity pursuant to a reorganization plan (the “Plan”) under chapter 11 proceedings pending in the

United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (the “Covanta Acquisition”).(3)

B.                                    TAT’s Acquisition of Notes

Pursuant to the terms of (and subject to certain conditions set forth in) the Note Purchase Agreement, TAT, Laminar and SZ, severally (the “Investor Parties”), will provide a portion of the funding necessary for DHC to consummate the Covanta Acquisition through various financing arrangements to DHC and Covanta in connection with the Covanta Acquisition.  Pursuant to the Note Purchase Agreement, the Investor Parties have the following percentage participations in the investment: TAT 25%, Laminar 50%, and SZ 25%, except that Laminar will have 100% of the responsibility for providing an international revolver to CPIH as described in footnote 3.

Pursuant to the terms of the Note Purchase Agreement, to be entered into between DHC and the Investor Parties, the Investor Parties will provide DHC with a loan in the form of a convertible bridge loan in the amount of $40 million (the “Convertible Bridge Loan”), the proceeds of which DHC shall use to pay the full consideration for the Covanta Acquisition, to pay expenses in connection with the transaction and for general corporate purposes.  The Investor Parties will receive the Notes, convertible into common stock of DHC.  In consideration for their agreement to provide the Convertible Bridge Loan and the other financing arrangements, including an $118 million letter of credit facility and a $10 million revolving credit facility, the Investor Parties will receive from DHC, in accordance with their percentage participation, 5.12 million shares of DHC common stock. (the “Allocation Shares”).(4)  For clarification, the description set forth in this Section 2.B of this Disclaimer focuses on the issue of control under the California Insurance Code, but is a summary description of the Transaction and does not document the full scope of the proposed Transaction contemplated by the Note Purchase Agreement, or the DHC acquisition agreement with Covanta.

C.                                       Rights Offering—TAT’s Acquisition of DHC Common Stock

Upon the Bankruptcy Court’s approval of the Plan and after the closing of the Covanta Acquisition, DHC will initiate a pro rata rights offering to all of its stockholders.  The Investor Parties will convert the Notes for shares of DHC equal to up to a maximum number of shares as agreed among the parties.  During the rights offering, TAT and the other Investor Parties shall acquire additional DHC shares of increasing amounts in accordance with the

(3)                                  Under DHC’s agreement with Covanta, in order to acquire the Covanta stock, DHC is required to make deposits totalling $30 million, and in addition, the Investor Parties shall provide Covanta a letter of credit facility with a mixed use revolver of $118 million on a second prior lien basis (the “Second Lien LOC”) and Laminar will provide Covanta’s subsidiary Covanta Power International Holdings, Inc. (“CPIH”) a revolving credit facility for international operations of $10 million (the “Revolving Note”).

(4)                                  In addition, the Investor Parties will receive up front cash fees of 2% (and other fees) from Covanta for the Second Lien LOC and Laminar shall receive up front cash fees of 2% (and other fees) from Covanta for the Revolving Note.

schedule annexed hereto as Exhibit B, based upon the levels of public participation in the rights offering.(5)  On a fully diluted basis, the amount of DHC common stock acquired by TAT as a result of the Allocation Shares, rights offering and conversion of the Notes would range between 6.55% (assuming 100% public participation) and 14.85% (assuming 0% public participation) of all of DHC’s outstanding common stock.  DHC intends to repay the Notes out of the proceeds of the rights offering.  In the event that the proceeds are insufficient to pay off the Notes, then the terms of the loan will change with respect to unpaid amounts, as set forth in the Note Purchase Agreement.

D.                                      TAT’s Voluntary Voting Restriction

Under the terms of the Note Purchase Agreement, TAT has agreed not to exercise its voting power in DHC stock to direct or cause the direction of the management, policies or operations of DHC’s insurance company subsidiaries, including, without limitation, the California Insurers.  Specifically, Section 8.3(e) of the Note Purchase Agreement restricts TAT’s ability to vote on matters that directly affect: (i) the management, policies and operations of the Company’s insurance Subsidiaries including the election of directors and appointment of officers of the California Insurers; (ii) the policies and business operations of the insurance subsidiaries, including matters involving the business plans or strategies of the California Insurers, underwriting and claims handling standards and procedures, arrangements with insurance agents and brokers, regulatory compliance filings, or reinsurance arrangements of the California Insurers; and (iii) the management or operations of the insurance subsidiaries that insurance regulators in the jurisdictions where TAT has filed a Disclaimer advise would constitute the exercise of control over the management, policies and operations of the insurance subsidiaries under the applicable Insurance Holding Company Act.(6)  By the terms of the Note Purchase Agreement, TAT will generally exercise its voting power in DHC to protect its investment in DHC with respect to issues such as the transferability of the Notes or common stock, approval of DHC’s issuance of common stock, pari passu ranking equity, changes to DHC’s organizational and constituent documents, and tax treatment of TAT and DHC.  Pursuant to Section 8.3(e) of the Note Purchase Agreement, TAT will not direct the business operations of DHC’s insurance subsidiaries, including the California Insurers.

(5)                                  If, after using all proceeds of the rights offering to repay the Notes, notes are still outstanding, the remaining notes shall be converted into common stock of DHC on a pro rata basis, provided, however, that the Notes will remain outstanding to the extent conversion for stock would result in an “ownership change” of DHC (e.g. if the percentage of such conversion exceeds 47.5% of the DHC common stock).

(6)                                  Pursuant to Section 5.2(c) of the Note Purchase Agreement, DHC agrees not to enter into any transaction with a regulated entity that would subject any of the Investor Parties to regulatory approval.  This provision is intended to apply to a new acquisition of a regulated entity that may affect the Investor Parties rather than transactions affecting the California Insurers.

3.                                       Voting Power of TAT

A.                                   Shares Controlled by TAT

Currently, TAT directly  owns  1,311,571 shares of DHC and directly owns no shares in any of the California Insurers.  Upon completion of the conversion, TAT would own additional common stock of DHC, which is a controlling person of the California Insurers.

B.                                     Issued and Outstanding Shares of DHC

As of the date of the Note Purchase Agreement, on a fully diluted basis, DHC had 30,673,831 outstanding shares of common stock and 1,952,253 options to purchase common stock are outstanding.  On a fully diluted basis, there will be 74,355,657 shares of common stock issued and outstanding after the rights offering, assuming 100% public participation.

C.                                     Acquisition of Shares by TAT in the Transaction

Assuming full conversion, after the rights offering depending upon the extent of public participation, TAT will own between approximately 6.55% (assuming 100% public participation) and 14.85% (assuming 0% public participation) of the outstanding shares of common stock of DHC.

4.                                       TAT will not exercise control of DHC and the California Insurers

After the Transaction closes, although TAT may hold, with the power to vote, ten percent (10%) or more of the voting shares of DHC, pursuant to the restrictions set forth in the Note Purchase Agreement, TAT will not have the power to direct or cause the direction of the management, policies and operations of DHC or the California Insurers as contemplated by Section 1215(b) of the California Insurance Code.  For the reasons set forth below, TAT disclaims affiliation with and control of DHC and the California Insurers as contemplated by Section 1215.4(l) of the California Insurance Code.

A.                                   Influence of Other DHC Shareholders Over DHC and the California Insurers

The corporate structure and interests of DHC’s major shareholders result in significantly restricting TAT’s ability to direct or cause the direction of the management and policies of DHC even after full conversion of the notes to voting common stock.  SZ is the registered insurance holding company of the California Insurers pursuant to California Insurance Department letter dated July 19, 1999.  SZ will own between 16.32% (assuming 100% public participation) and 21.48% (assuming 0% public participation) of the post – conversion vote of DHC.  Laminar will control between 19.24% (assuming 100% public participation) and 25.88% (assuming 0% public participation) of the post – conversion vote of DHC.

B.                                     Board Representation

The DHC Board of Directors currently consists of eight (8) directors (the “Directors”).  A ninth Board seat remains vacant with the intention that if the California Commissioner of Insurance seeks to have board representation, the other members of the Board will have the ability to appoint a suitable candidate proposed by the Commissioner for that role.  Of the eight current Directors, only two (2) are affiliated with TAT:  Martin J. Whitman is a Director of DHC and is the Chairman of the Board and a Trustee of TAT;  David Barse is a Director of DHC and is the President and Chief Executive Officer and a Trustee of TAT.  TAT’s limited representation on the Board is not sufficient to give TAT control over Board actions.  DHC has agreed to amend its By-Laws to provide that any holder of 20% or more of the voting power of DHC shall have the right to nominate a candidate for election to the DHC Board.  However, while it is likely that Laminar and SZ will each hold over 20% of the voting power of DHC after the closing of the Transaction, TAT almost certainly will never acquire the voting power necessary to enable it to nominate a director.

C.                                     Management Control

TAT will not be entitled to appoint the management of DHC or the California Insurers as a result of its stock ownership.  Samuel Zell is the President and Chief Executive Officer of DHC and in that position oversees the management and operations of DHC.  Through his influence as the President of SZ (the registered holding company of the California Insurers) over the DHC board members affiliated with SZ and his influence as the Chairman of EGI over the board members affiliated with EGI, the entity that provides administrative services to DHC (as described below), and his positions as Chairman of the Board of Directors, President, and Chief Executive Officer of DHC, Mr. Zell’s influence over the management, policies and operations of DHC will be greater than the influence TAT would have to direct the management of DHC.

D.                                    Contractual Arrangements.

TAT will have no contractual arrangements with DHC to provide goods or services.  Pursuant to a corporate services agreement (the “Services Agreement”) dated as of September 2, 2003 between DHC and EGI, EGI has agreed to provide certain administrative services to DHC, including, among others, shareholder relations, insurance procurement and management, payroll services, cash management and treasury functions, technology services, listing exchange compliance and financial and corporate record keeping.  As noted above, EGI and SZ are affiliated entities with substantially similar ownership, and both are affiliated with Mr. Zell.

Although the Notes owned by TAT might trigger the presumption of control under Section 1215(b) of the California Insurance Code, given the existing board composition, the identities of the current officers, and the affiliated status of many board members and the executive officers with other significant shareholders, as a practical matter, TAT’s voting power will not enable it to direct the management, policies, or operations of DHC or the California Insurers.  On a combined basis, Laminar and SZ will hold up to 47.36% of the common stock of DHC, significantly more than the maximum amount that could be held by TAT (giving effect to the Transaction).

E.                                      TAT’s Voluntary Voting Restriction

Pursuant to Section 8.3(e) of the Note Purchase Agreement, TAT has agreed not to exercise its voting power in DHC stock in votes relating to the management, policies and operations of the DHC insurance subsidiaries.  Consequently, as a practical matter, TAT’s voting power in DHC will not enable it to appoint management or vote on board members of the California Insurers, and TAT will be unable to influence management decisions of the California Insurers involving insurance operations, business strategies, underwriting and claims handling, reinsurance programs, or regulatory compliance.  TAT’s equity position in DHC will be passive with respect to the management, policies and operations of the California Insurers.

5.                                       Summary

The proposed Transaction by TAT relating to the California Insurers will not result in affiliation, within the meaning of California Insurance Code Section 1215, of TAT with the California Insurers, or vice versa, because:

A.                                   Other Shareholders Control DHC

Even after the completion of the contemplated Transaction, TAT will be unable to assert functional control over DHC because the interests of other major shareholders, including share ownership and service as directors and executive officers by individuals affiliated with other shareholders will aggregate to greater influence over the management, polices, and operations of DHC than TAT could assert.

B.                                     Officers Control Daily Operations

Management and control of the daily operations of the DHC insurance subsidiaries, including the California Insurers is vested in the officers of such insurance companies and will not be within the control of TAT.

C.                                     TAT Will Exercise Only Passive Ownership

TAT will exercise only passive ownership of DHC’s shares on all issues affecting the management, policies and operations of the California Insurers, and will not vote its shares in DHC or cause such shares to be voted on issues that directly affect the management or operations of the California Insurers.

For the reasons set forth above, TAT respectfully requests your acceptance of this disclaimer of affiliation and control.

IN WITNESS WHEREOF, the undersigned has hereunto signed its name and affixed its corporate seal at the City of New York in the State of New York this 30th day of November, 2003.

THIRD AVENUE TRUST, on behalf of the THIRD AVENUE VALUE FUND SERIES

/s/ David M. Barse
By:	David M. Barse
Title:	Chief Executive Officer
Must be an executive officer.

(1)                                  DISCLAIMER ALLOWED this      day of    , 20   , on the basis of the evidence presented herein.

Insurance Commissioner of the State of California
By	Deputy

(2)                                  NOTICE OF HEARING — RE DISALLOWANCE

You are hereby notified that there will be a public hearing in my offices, Room    at     on, 20  , commencing at     o’clock   M for the purpose of determining whether the within disclaimer should be disallowed.  At such hearing all parties in interest may appear and present relevant evidence and argument to that end.

Dated	, 20	.	Insurance
Commissioner of the State of California By
Deputy

Exhibits

Note Purchase Agreement	A

Chart of Equity Positions in DHC	B